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Exhibit (e)(2)

January 21, 2010

ABB Ltd
Affolternstrasse 44
8050 Zurich
Switzerland

Attention: Joe Hogan, Chief Executive Officer

        In connection with your consideration of a possible transaction (the "Transaction") with Baldor Electric Company (together with its affiliates and subsidiaries, the "Company"), UBS Securities LLC ("UBS") as advisor to the Company, and the Company are prepared, subject to the terms and conditions of this agreement, to make available to you certain Confidential Information (as defined below).

        The term "Confidential Information" shall include all information regarding the Company, such information (whether written or oral) furnished by the Company or its representatives to you and your Representatives (as defined below), whether prior to, on, or following the date hereof, together with analyses, compilations, forecasts, studies, and other documents and records prepared by you or your Representatives which contain, are based on, or otherwise reflect or are generated in whole or in part from such information, including that stored on any computer, word processor or other similar device. The term "Confidential Information" does not include any information which (i) at the time of disclosure is generally available to and known by the public (other than as a result of a disclosure by you or by any of the Representatives in violation of the terms of this Agreement), (ii) was or becomes available to you on a non-confidential basis from a source (other than UBS, the Company or their respective representatives) that is not and was not prohibited from disclosing such information to you by a contractual, legal, or fiduciary obligation or (iii) is or was independently developed by you.

        You hereby agree as follows:

        1.     You shall use the Confidential Information solely for the purpose of evaluating the Transaction and you shall keep the Confidential Information confidential, except that you may disclose the Confidential Information or portions thereof to those of your affiliates and to your and their respective officers, directors, employees, general partners, managing members, counsel, and the consultants, accountants, investment bankers listed in Schedule 1 hereto, and, following your provision of prior written notice to the Company, your sources of debt financing and other advisors (collectively, the "Representatives") (a) who need to know such information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Confidential Information, and (c) who agree to be bound by the confidentiality terms of this agreement as if they were parties hereto. You shall be responsible for any breach of this agreement by your Representatives. In the event that you or any of your Representatives are requested or required by law, regulation or legal process (including deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process) to disclose any of the Confidential Information, you shall, to the extent permitted, provide the Company with prompt prior written notice of such requirement, you shall furnish only that portion of the Confidential Information which you are advised by counsel is legally required, and you shall exercise your best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

        2.     If you determine not to proceed with the Transaction, you will promptly inform UBS, as representative of the Company, of that decision and, in that case or at any time upon the request of the Company or UBS, you and your Representatives shall promptly either (i) destroy all copies of the written Confidential Information in your or their possession or under your or their custody or control (including that stored in any computer, word processor, or similar device) and confirm such destruction to UBS, in writing or (ii) return to the Company, all copies of the Confidential Information furnished to you by or on behalf of the Company in your possession or in the possession of your Representatives; provided, however, that (x) you and your Representatives shall be entitled to retain the minimum number of copies of the Confidential Information to the extent necessary to comply with applicable law or regulation, which shall be used solely for such purposes, and (y) neither you nor any of your Representatives shall be required to expunge Confidential Information from computer archiving conducted as part of established record retention policies (provided that the foregoing shall not be deemed to permit the accessing, retrieval or use thereof). Any oral Confidential Information will continue to be held subject to the terms of this agreement.

        3.     Except to the extent required by applicable law, regulation or stock exchange rule, without the prior written consent of the other party, neither party nor any of its representatives shall disclose to any person (a) that any investigations, discussions, or negotiations are taking place concerning the Transaction or any other possible transaction involving the Company and you, (b) that you have requested or received any Confidential Information, or (c) any of the terms, conditions, or other facts with respect to the Transaction or such investigations, discussions, or negotiations, including the status thereof. The term "person" as used in this agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual, or entity.

        4.     You hereby represent and warrant that, as of the date hereof neither you nor any of your affiliates owns any voting securities of the Company. You hereby agree that, for a period ending on the earlier of (x) eighteen (18) months from the date of this letter agreement, and (y) the public announcement of, or a third party's making of a proposal regarding, (i) a merger, consolidation, reorganization, restructuring, recapitalization or other business combination of or involving the Company or any of its Significant Subsidiaries (as defined in Regulation S-X), (ii) a tender or exchange offer for at least 20% of the voting securities of the Company, or (iii) an acquisition of a significant portion of the consolidated assets of the Company, unless specifically invited in writing by the Company, neither you nor any of your affiliates will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any voting securities (or beneficial ownership thereof) of the Company, or rights or options to acquire any voting securities (or beneficial ownership thereof) of the Company, including derivative securities representing the right to vote or economic benefits of any such securities, or any material assets, indebtedness or businesses of the Company or any of its affiliates, (ii) any tender or exchange offer, merger or other business combination involving the Company, or any of its affiliates, or any assets of the Company or its affiliates constituting a significant portion of the consolidated assets of the Company and its affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction with respect to the Company or any of its affiliates, or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) with respect to, or otherwise act in concert with any person in respect of, any of the types of matters set forth in (a) above; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of Company or to obtain representation on the Board of Directors of the Company; or (d) take any action which would or would reasonably be expected to result in a public announcement regarding any of the types of matters set forth in (a) above; provided, however, that nothing in this Section 4 will prohibit the passive ownership by any person or "group" (as defined under the 1934 Act) of not more than 2% of the common stock, par value $.01 per share, of the Company, so long as such person or group has no intention to, and does not, exercise any "control" (as defined in Rule 12b-2 under the 1934 Act) over the Company or participate in the business of the Company. Notwithstanding the foregoing, to the extent it would not require public disclosure, you are permitted to contact the chief executive officer of the Company to make any such proposal, inquiry or request.

        5.     You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Confidential Information, will be advised by you) that (i) the Confidential Information being furnished to you or your Representatives contains or may itself be material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the Company, including the Confidential Information, from purchasing or selling securities of the Company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

        6.     You agree that (i) all communications regarding the Transaction, (ii) requests for additional information, facility tours, or management meetings, and (iii) discussions or questions regarding procedures with respect to the Transaction, will be submitted or directed to UBS or a designated executive officer of the Company. You agree that you will not contact or communicate with any officer, director, employee, or agent of the Company concerning the Confidential Information or a Transaction, except as expressly requested by the Company. You further agree that, for a period of two (2) years from the date of this agreement, you will not, directly or indirectly, solicit for employment or hire any employee of the Company with whom you have had contact or who became known to you in connection with your consideration of the Transaction, provided that the foregoing shall not prohibit any general solicitations of employment (and resulting hirings) not directed to the employees of the Company or the hiring of any person who contacts you on his or her own initiative.

        7.     The Company represents that it has not entered into any confidentiality or similar agreement with any person or group considering a transaction similar to the Transaction which contains restrictions or other terms which are more favorable to such person or group that the restrictions or other terms of this agreement. If the Company agrees with any such person or group to restrictions or other terms (or amends currently existing terms in a manner) more favorable to any such person or group than those set forth in this agreement, then it shall as soon as reasonably practicable inform you that your agreement has been amended to include such terms and shall specify such terms to you.

        8.     You acknowledge and agree that (a) the Company is free to conduct the process leading up to a possible Transaction as the Company, in its sole discretion, may determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person), (b) the Company reserves the right, in its sole discretion, to change the procedures relating to your consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason, and (c) unless and until a written definitive agreement concerning the Transaction has been executed with you, neither the Company nor its officers, directors, employees, affiliates, stockholders, agents, advisors (including UBS) or controlling persons will have any legal obligation or liability to you of any kind whatsoever with respect to the Transaction, whether by virtue of this agreement, any other written or oral expression with respect to the Transaction or otherwise. For purposes hereof, the term "definitive agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid on your part.

        9.     You understand and acknowledge that none of UBS, the Company or any of their respective officers, directors, employees, affiliates, stockholders, agents, or controlling persons is making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and each of UBS, such other persons expressly disclaims any and all liability to you or any other person that may be based upon or relate to (a) the use of the Confidential Information by you or any of the Representatives or (b) any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy and completeness of the Confidential Information and that you will be entitled to rely solely on those particular representations and warranties, if any, that are made to a purchaser in a definitive agreement relating to the Transaction when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement.

        10.   You acknowledge that remedies at law may be inadequate to protect the Company against any actual or threatened breach of this agreement by you or your Representatives, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree that the Company is entitled to seek equitable relief. You agree to indemnify and hold harmless the Company from any legal costs (including reasonable legal fees and court costs) directly arising out of from any use or disclosure by you or your Representatives of the Confidential Information in violation of the terms of this Agreement.

        11.   You agree that no failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

        12.   This agreement shall be binding upon the parties and their respective successors and assigns. The Company is a beneficiary of this agreement and may enforce this agreement directly. The Company may also amend this agreement with you without the consent of UBS; provided such amendment shall not affect UBS' rights or obligations under this agreement.

        13.   Unless otherwise provided herein, your obligations under this letter shall terminate two (2) years from the date hereof.

        14.   This agreement and all controversies arising from or relating to performance under this agreement shall be governed by and construed in accordance with the laws of the State of New York.

        This agreement contains the entire agreement between the parties concerning the subject matter hereof, and no modification of this agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by the parties.

        Please confirm your agreement to the foregoing by signing both copies of this agreement and returning one to the undersigned.

Very truly yours,

BALDOR ELECTRIC COMPANY
By:	/s/ JOHN A. MCFARLAND John A. McFarland Chairman & CEO
CONFIRMED AND AGREED of the date written above:
By:	/s/ JOE HOGAN Joe Hogan Chief Executive Officer
By:	/s/ DIANE DE SAINT VICTOR Diane de Saint Victor General Counsel

 Schedule 1

Consultants, Accountants and Investment Bankers

—The Taylor Companies
1128 Sixteenth Street NW,
Washington DC 20036, USA

—Citi
Citigroup Centre, Canada Square, Canary Wharf
London E14 5LB, United Kingdom

—KPMG AG
Badenerstrasse 172
8004 Zurich, Switzerland

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Schedule 1 Consultants, Accountants and Investment Bankers